EXHIBIT 99.1

Piedmont Office Realty Trust Announces Closing of Senior Notes Offering and Reports Second Quarter 2023 Results
—Moves Up Earnings Call to Provide Update—
ATLANTA, July 20, 2023--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in major U.S. Sunbelt markets, announced today that its operating partnership, Piedmont Operating Partnership, LP, has completed the issuance of $400 million aggregate principal amount of 9.25% senior unsecured notes due 2028 (the "2028 Notes"), rated BBB by S&P and Baa2 by Moody's. The net proceeds from the issuance will be used to fund the Company's pending tender offer for its outstanding unsecured senior notes due 2024 (the "2024 Notes").

Additionally, the Company announced its results for the quarter ended June 30, 2023 as set forth below and is rescheduling its second quarter earnings call to this afternoon at 5pm ET in order to provide analysts and investors with a real time update regarding the refinancing activity, quarterly results, and revised guidance.

Commenting on the refinancing activity, Brent Smith, Piedmont's President and Chief Executive Officer, said, "With the completion of our latest unsecured notes offering, we have now addressed all of the Company’s debt previously scheduled to mature in 2023 and 2024. The offering was successful despite the extreme volatility and increased economic uncertainty weighing on the financing markets which has drastically reduced new unsecured offerings and mortgage originations, particularly for the office sector. Raising debt capital at this scale in the most challenging commercial real estate market since the global financial crisis is a testament to the strength and credit worthiness of the Piedmont balance sheet.” Continuing, Smith said "Operationally, quarterly results continued to demonstrate the resiliency of our leasing pipeline with over 580,000 square feet leased with an approximately 70% retention ratio and over 14% higher cash rental rates. Furthermore, 240,000 square feet were leased to new tenants, building on the success of the past several quarters. Our well-capitalized, flexible balance sheet and strategic focus on small to medium enterprises continues to drive leasing success. Today, the pipeline remains robust with approximately 250,000 square feet of leasing already in documentation in the third quarter and we continue to project that we will be approximately 87% leased by the end of 2023."

Highlights for the Three Months Ended June 30, 2023:

Financial Results:

	Three Months Ended
(in 000s other than per share amounts )	June 30, 2023	June 30, 2022
Net income/(loss) applicable to Piedmont	$(1,988)	$7,966
Net income/(loss) per share applicable to common stockholders - diluted	$(0.02)	$0.06
Interest expense	$23,389	$13,775
NAREIT Funds From Operations ("FFO") and Core FFO applicable to common stock	$55,535	$61,620
NAREIT FFO and Core FFO per diluted share	$0.45	$0.50
Adjusted Funds From Operations applicable to common stock	$44,444	$48,900

•Net loss applicable to Piedmont for the three months ended June 30, 2023 was $2.0 million, as compared to net income applicable to Piedmont of $8.0 million for the three months ended June 30, 2022.
•Core FFO was $0.45 per diluted share for the second quarter of 2023, as compared to $0.50 per diluted share for the second quarter of 2022. The $0.05 per diluted share decrease was almost exclusively attributable to a $9.6 million, or $0.08 per diluted share, increase in interest expense during the second quarter of 2023, partially offset by continued growth in Property Net Operating Income, as compared to the second quarter of 2022.
Leasing:

Three Months Ended June 30, 2023
# of lease transactions	49
Total leasing sf	581,031
New tenant leasing sf	236,448
Cash rent roll up	14.3%
Accrual rent roll up	19.6%
Quarterly retention ratio	69.3%
Leased Percentage as of period end	86.2%
•The Company completed approximately 581,000 square feet of leasing transactions during the second quarter, over 40% of which, or approximately 236,000 square feet, was for new tenant leasing.
•The average size lease executed during the second quarter of 2023 was approximately 12,000 square feet and the weighted average lease term was approximately six years.
•The two largest leases completed during the quarter were both for new tenants at Galleria Atlanta:
◦An insurance company leased approximately 70,000 square feet through 2036 at Galleria 300; and
◦An owner operator of single family residences leased approximately 51,000 square feet through 2035 at Galleria 600.
•Cash and accrual basis rents on leases executed during the quarter ended June 30, 2023 for space vacant one year or less increased approximately 14% and 20%, respectively.

•The Company's scheduled lease expirations for the remainder of 2023 represent less than 3% of its annualized lease revenue.
•During the second quarter of 2023, Same Store NOI - Cash basis increased 0.2% as new leases commencing or with expiring abatements began to outweigh leases that expired during the first six months of 2023. Same Store NOI on an accrual basis decreased 3.7% during the three months ended June 30, 2023 as compared to the same period in the prior year. The decrease was attributable to a combination of a decline in our overall leased percentage during the current period as compared to the prior period; an increase in leases under operating expense abatement due to recent leasing activity; and an increase in leases which are executed but not yet commenced.
•As of June 30, 2023, the Company had approximately 1.3 million square feet of executed leases for vacant space yet to commence or under rental abatement, representing approximately $37 million of future additional annual cash revenue; consequently, the Company continues to estimate that Same Store NOI, on both a cash and accrual basis, will increase approximately 1-3% on an annual basis in 2023.
•The Company's leased percentage as of June 30, 2023 increased slightly to 86.2% from 86.1% at March 31, 2023. The Company projects its estimated year end leased percentage will be approximately 87%.

Balance Sheet:

(in 000s except for ratios)	June 30, 2023	December 31, 2022
Total Real Estate Assets	$3,512,128	$3,500,624
Total Assets	$4,094,349	$4,085,525
Total Debt	$2,049,236	$1,983,681
Weighted Average Cost of Debt	4.49%	3.89%
Debt-to-Gross Assets Ratio	38.4%	37.6%
Average Net Debt-to-Core EBITDA (ttm)	6.3 x	6.0 x
•During the three months ended June 30, 2023, the Company repaid $350 million of maturing unsecured senior notes utilizing $170 million of cash and investments on hand and its $600 million line of credit. The balance outstanding on the line of credit as of June 30, 2023 was $200 million.

ESG and Operations:
•The Company published its 2022 ESG report which is available electronically at www.piedmontreit.com/ ESG / Annual ESG Reports.
•The Company renewed its WELL Health-Safety Rating for its entire 17 million square foot portfolio spanning 51 managed properties.
•US Bancorp Center in Minneapolis, MN won an International The Outstanding Building of the Year ("TOBY") award.
•All five Atlanta Galleria properties, as well as 4250 North Fairfax in Arlington, VA, achieved LEED Gold status, bringing the percentage of the portfolio that is LEED certified to 64%.
•The Company increased its financial needs-based scholarship program to six students for the 2023-24 academic year at Howard University in Washington, D.C. and Morehouse College in Atlanta, GA.

Guidance for 2023

The Company is updating its previously issued guidance for the year ending December 31, 2023 to reflect the continuing rise in interest rates and to specifically reflect the net impact of additional interest expense associated with the issuance of $400 million in aggregate principal amount of 2028 Notes discussed above and the anticipated extinguishment of $300 million of its outstanding $400 million in aggregate principal amount of 2024 Notes in connection with the Company's pending tender offer as follows:

	Previous		Revised
(in millions, except per share data)	Low	High	Low	High
Net income/(loss)	$(1)	$1	$(19)	$(17)
Add:
Depreciation	144	151	148	151
Amortization	80	84	87	89
Core FFO applicable to common stock	$223	$236	$216	$223
Core FFO applicable to common stock per diluted share	$1.80	$1.90	$1.74	$1.80

The approximately 5% difference between the stated interest rate on the 2024 Notes and the new 2028 Notes will result in an approximately $20.2 million increase in annual interest expense.

This guidance is based on information available to management as of the date of this release and reflects management's view of current market conditions. This guidance assumes that the Company’s pending tender offer to purchase any and all of the Company’s outstanding 2024 Notes is completed as expected and that the Company repurchases $300 million of the outstanding $400 million in aggregate principal amount of 2024 Notes pursuant to the tender offer. No speculative acquisitions or dispositions are included in the above guidance. The Company will adjust guidance throughout the year as such transactions occur, and if interest rate impacts differ from current assumptions.

Note that actual results could differ materially from these estimates and individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of any future dispositions, significant lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expense, one-time revenue or expense events, the actual results of the Company's pending tender offer, and other factors discussed under "Forward Looking Statements" below.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended June 30, 2023 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has rescheduled its second quarter earnings conference call and audio web cast for this afternoon, Thursday, July 20, 2023 at 5:00 P.M. Eastern time. The live, listen-only, audio web cast of the call may be accessed on the Company's website at http://investor.piedmontreit.com/news-and-events/events-calendar. Dial-in numbers for analysts who plan to actively participate in the call are (888) 506-0062 for participants in the United States and Canada and (973) 528-0011 for international participants. Participant Access Code is 442973. A replay of the conference call will be available through August 3, 2023, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 48684. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review recent refinancing activity, second quarter 2023 performance, updated guidance, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended June 30, 2023 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in major U.S. Sunbelt markets. Its approximately $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets and is investment-grade rated by S&P Global Ratings (BBB) and Moody’s (Baa2). Piedmont is a 2023 ENERGY STAR Partner of the Year. For more information, see www.piedmontreit.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by the Company's use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue" or similar words or phrases that indicate predictions of future events or trends or that do not relate solely to historical matters. Examples of such statements in this press release include whether the Company's portfolio of office properties will be 87% leased by the end of 2023; and the Company's estimated range of Net Income/(Loss), Depreciation, Amortization, Core FFO and Core FFO per diluted share, leasing activity, leased percentage, and estimated increase in Same Store NOI for the year ending December 31, 2023. These statements are based on beliefs and assumptions of Piedmont’s management, which in turn are based on information available at the time the statements are made.

The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements:
•Economic, regulatory, socio-economic (including work from home), technological (e.g. Metaverse, Zoom, etc), and other changes that impact the real estate market generally, the office sector or the patterns of use of commercial office space in general, or the markets where we primarily operate or have high concentrations of Annualized Lease Revenue;
•The impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases;
•Lease terminations, lease defaults, lease contractions, or changes in the financial condition of our tenants, particularly by one of our large lead tenants;
•Impairment charges on our long-lived assets or goodwill resulting therefrom;
•The success of our real estate strategies and investment objectives, including our ability to implement successful redevelopment and development strategies or identify and consummate suitable acquisitions and divestitures;
•The illiquidity of real estate investments, including economic changes, such as rising interest rates, which could impact the number of buyers/sellers of our target properties, and regulatory restrictions to which real estate investment trusts ("REITs") are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties;
•The risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition;
•Development and construction delays, including the potential of supply chain disruptions, and resultant increased costs and risks;
•Future acts of terrorism, civil unrest, or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against any of our properties or our tenants;
•Risks related to the occurrence of cyber incidents, or a deficiency in our cybersecurity, which could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships;
•Costs of complying with governmental laws and regulations, including environmental standards imposed on office building owners;
•Uninsured losses or losses in excess of our insurance coverage, and our inability to obtain adequate insurance coverage at a reasonable cost;
•Additional risks and costs associated with directly managing properties occupied by government tenants, such as potential changes in the political environment, a reduction in federal or state funding of our governmental tenants, or an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough;
•Significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock;
•Risks associated with incurring mortgage and other indebtedness, including changing capital reserve requirements on our lenders and rapidly rising interest rates in the public bond markets, could impact our ability to finance properties or refinance existing debt or significantly increase operating/financing costs;
•A downgrade in our credit rating could materially adversely affect our business and financial condition, and would trigger an interest rate increase on the 2028 Notes;
•The effect of future offerings of debt or equity securities on the value of our common stock;
•Additional risks and costs associated with inflation and continuing increases in the rate of inflation, including the possibility of a recession that could negatively impact our operations and the operations of our tenants and their ability to pay rent;
•Uncertainties associated with environmental and regulatory matters;
•Changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect important supply chains and international trade, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods;
•The effect of any litigation to which we are, or may become, subject;
•Additional risks and costs associated with owning properties occupied by tenants in particular industries, such as oil and gas, hospitality, travel, co-working, etc., including risks of default during start-up and during economic downturns;
•Changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), or other tax law changes which may adversely affect our stockholders;
•The future effectiveness of our internal controls and procedures;
•Actual or threatened public health epidemics or outbreaks, such as the COVID-19 pandemic, as well as governmental and private measures taken to combat such health crises, could have a material adverse effect on our business operations and financial results;
•The adequacy of our general reserve related to tenant lease-related assets or the establishment of any other reserve in the future; and
•Other factors, including the risk factors described in Item 1A. Risk Factors of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, as well as the risk factors discussed under Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2022.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)
	June 30, 2023	December 31, 2022
Assets:
Real estate assets, at cost:
Land	$567,244	$567,244
Buildings and improvements	3,768,456	3,682,000
Buildings and improvements, accumulated depreciation	(981,052)	(915,010)
Intangible lease assets	182,127	205,074
Intangible lease assets, accumulated amortization	(83,763)	(90,694)
Construction in progress	59,116	52,010
Total real estate assets	3,512,128	3,500,624
Cash and cash equivalents	5,167	16,536
Tenant receivables	5,387	4,762
Straight line rent receivables	180,339	172,019
Restricted cash and escrows	5,055	3,064
Prepaid expenses and other assets	23,566	17,152
Goodwill	82,937	82,937
Interest rate swaps	5,693	4,183
Deferred lease costs	482,149	505,979
Deferred lease costs, accumulated depreciation	(208,072)	(221,731)
Total assets	$4,094,349	$4,085,525
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs of $12,764 and $13,319, respectively	$1,852,236	$1,786,681
Secured Debt	197,000	197,000
Accounts payable, accrued expenses, and accrued capital expenditures	107,629	110,306
Dividends payable	—	25,357
Deferred income	89,815	59,977
Intangible lease liabilities, less accumulated amortization	50,335	56,949
Total liabilities	2,297,015	2,236,270
Stockholders' equity:
Common stock (123,691,542 and 123,439,558 shares outstanding as of June 30, 2023 and December 31, 2022, respectively)	1,237	1,234
Additional paid in capital	3,712,688	3,711,005
Cumulative distributions in excess of earnings	(1,911,188)	(1,855,893)
Other comprehensive income	(6,977)	(8,679)
Piedmont stockholders' equity	1,795,760	1,847,667
Noncontrolling interest	1,574	1,588
Total stockholders' equity	1,797,334	1,849,255
Total liabilities and stockholders' equity	$4,094,349	$4,085,525

Net debt (Unsecured and Secured Debt less Cash and cash equivalents)	2,044,069	1,967,145
Total Principal Amount of Debt Outstanding (Unsecured and Secured Debt plus discounts and unamortized debt issuance costs)	2,062,000	1,997,000

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Revenues:
Rental and tenant reimbursement revenue	$137,503	$132,151	$274,332	$264,063
Property management fee revenue	437	326	944	977
Other property related income	5,132	3,832	10,163	7,418
Total revenues	143,072	136,309	285,439	272,458
Expenses:
Property operating costs	58,368	53,634	116,159	107,256
Depreciation	36,475	32,372	72,272	63,887
Amortization	21,333	21,480	43,364	43,732
General and administrative	7,279	7,027	14,970	14,622
Total operating expenses	123,455	114,513	246,765	229,497
Other income (expense):
Interest expense	(23,389)	(13,775)	(45,466)	(27,673)
Other income	1,787	(57)	3,443	1,967
Gain on sale of real estate assets	—	1	—	50,674
Total other income (expense)	(21,602)	(13,831)	(42,023)	24,968
Net income/(loss)	(1,985)	7,965	(3,349)	67,929
Net income/(loss) applicable to noncontrolling interest	(3)	1	(6)	1
Net income/(loss) applicable to Piedmont	$(1,988)	$7,966	$(3,355)	$67,930
Weighted average common shares outstanding - diluted	123,671	123,679	123,611	123,617
Net income/(loss) per share applicable to common stockholders - diluted	$(0.02)	$0.06	$(0.03)	$0.55

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended			Six Months Ended
	6/30/2023		6/30/2022	6/30/2023		6/30/2022
GAAP net income/(loss) applicable to common stock	$(1,988)		$7,966	$(3,355)		$67,930
Depreciation of real estate assets(1)	36,200		32,187	71,890		63,519
Amortization of lease-related costs	21,323		21,468	43,344		43,708
Gain on sale of real estate assets	—		(1)	—		(50,674)
NAREIT Funds From Operations and Core Funds From Operations applicable to common stock*	55,535		61,620	111,879		124,483
Amortization of debt issuance costs and discounts on debt	1,312		763	2,551		1,541
Depreciation of non real estate assets	264		175	361		348
Straight-line effects of lease revenue	(2,755)		(3,029)	(5,942)		(5,606)
Stock-based compensation adjustments	2,095		1,718	2,278		1,166
Amortization of lease-related intangibles	(3,119)		(3,009)	(6,531)		(6,171)
Non-incremental capital expenditures(2)	(8,888)		(9,338)	(23,360)		(28,285)
Adjusted Funds From Operations applicable to common stock*	$44,444		$48,900	$81,236		$87,476
Weighted average common shares outstanding - diluted	123,749	(3)	123,679	123,696	(3)	123,617
NAREIT Funds From Operations and Core Funds From Operations per share (diluted)	$0.45		$0.50	$0.90		$1.01

(1)Excludes depreciation of non real estate assets.

(2)Capital expenditures of a recurring nature related to tenant improvements, leasing commissions and building capital that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that either enhance the rental rates of a building or change the property’s underlying classification, such as from a Class B to a Class A property, are excluded from this measure.

(3)Includes potential dilution under the treasury stock method that would occur if our remaining unvested and potential stock awards vested and resulted in additional common shares outstanding. Such shares are not included when calculating net loss per diluted share applicable to Piedmont for the three and six months ended June 30, 2023 as they would reduce the loss per share presented.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022

Net income/(loss) applicable to Piedmont (GAAP)	$(1,988)	$7,966	$(1,988)	$7,966
Net income/(loss) applicable to noncontrolling interest	3	(1)	3	(1)
Interest expense	23,389	13,775	23,389	13,775
Depreciation	36,464	32,362	36,464	32,362
Amortization	21,323	21,468	21,323	21,468
Depreciation and amortization attributable to noncontrolling interests	21	22	21	22
Gain on sale of real estate assets	—	(1)	—	(1)
EBITDAre* and Core EBITDA*	79,212	75,591	79,212	75,591
General and administrative expenses	7,279	7,027	7,279	7,027
Management fee revenue	(254)	(203)	(254)	(203)
Other income	(1,571)	273	(1,571)	273
Reversal of non-cash general reserve for uncollectible accounts	—	(1,000)
Straight line effects of lease revenue	(2,755)	(3,029)
Straight line effects of lease revenue attributable to noncontrolling interests	(1)	(1)
Amortization of lease-related intangibles	(3,119)	(3,009)
Property NOI*	78,791	75,649	84,666	82,688
Net operating (income)/loss from:
Acquisitions	(5,770)	—	(7,612)	—
Dispositions	48	(2,704)	49	(2,697)
Other investments(1)	173	138	70	130
Same Store NOI*	$73,242	$73,083	$77,173	$80,121
Change period over period in Same Store NOI	0.2%	N/A	(3.7)%	N/A

(1)Other investments consist of our investments in active, out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects. The operating results of 222 South Orange Avenue in Orlando, FL, are included in this line item.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Six Months Ended		Six Months Ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022

Net income/(loss) applicable to Piedmont (GAAP)	$(3,355)	$67,930	$(3,355)	$67,930
Net income/(loss) applicable to noncontrolling interest	6	(1)	6	(1)
Interest expense	45,466	27,673	45,466	27,673
Depreciation	72,251	63,867	72,251	63,867
Amortization	43,344	43,708	43,344	43,708
Depreciation and amortization attributable to noncontrolling interests	41	44	41	44
Gain on sale of real estate assets	—	(50,674)	—	(50,674)
EBITDAre* and Core EBITDA*	157,753	152,547	157,753	152,547
General and administrative expenses	14,970	14,622	14,970	14,622
Management fee revenue	(546)	(565)	(546)	(565)
Other income	(3,012)	(1,536)	(3,012)	(1,536)
Reversal of non-cash general reserve for uncollectible accounts	(400)	(1,000)
Straight line effects of lease revenue	(5,942)	(5,606)
Straight line effects of lease revenue attributable to noncontrolling interests	(6)	(1)
Amortization of lease-related intangibles	(6,531)	(6,171)
Property NOI*	156,286	152,290	169,165	165,068
Net operating income/(loss) from:
Acquisitions	(10,843)	—	(14,980)	—
Dispositions	74	(5,785)	74	(5,857)
Other investments(1)	337	328	132	377
Same Store NOI*	$145,854	$146,833	$154,391	$159,588
Change period over period in Same Store NOI	(0.7)%	N/A	(3.3)%	N/A

(1)Other investments consist of our investments in active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from 222 South Orange Avenue in Orlando, FL, are included in this line item.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income/(loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investment in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, along with appropriate adjustments to those reconciling items for joint ventures, if any. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain infrequent or non-recurring items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for joint ventures, if any. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income/(loss) (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income/(loss) (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of non-cash general reserve for uncollectible accounts, straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.